                                                                   Exhibit 10.35

                                    PURCHASE

                                       AND

                                      SALE

                                    AGREEMENT

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
1.    PROPERTY...........................................................     1

2.    PURCHASE PRICE.....................................................     1
      (a)   Purchase Price...............................................     1
      (b)   Deposit......................................................     2
      (c)   Escrow Agent.................................................     2

3.    INSPECTION BY BUYER................................................     3
      (a)   Inspection of Real Property..................................     3
      (b)   Review of Documents..........................................     4
      (c)   Inspection Obligations.......................................     5
      (d)   Disclaimer of Representations and Warranties By Seller.......     6
      (e)   Sale "As Is".................................................     7
      (f)   Buyer's Right to Terminate...................................     7
      (g)   Buyer's Release of Seller....................................     7
      (h)   Contracts....................................................     8

4.    LEASEBACK..........................................................     8

5.    TITLE..............................................................     8
      (a)   Title to Real Property.......................................     8
      (b)   Title Review.................................................     9
      (c)   Title Objections; Cure of Title Objections...................     9

6.    REMEDIES...........................................................    10
      (a)   Seller's Remedies............................................    10
      (b)   Attorneys' Fees..............................................    10
      (c)   Disposition of Deposit.......................................    10

7.    CLOSING............................................................    11
      (a)   Closing Date.................................................    11
      (b)   Closing Matters..............................................    11
      (c)   Broker Commissions...........................................    13
      (d)   Use Of Purchase Price To Clear Title.........................    14
      (e)   Acceptance of Deed...........................................    14

8.    CONDEMNATION.......................................................    14

9.    CASUALTY...........................................................    15
      (a)   Risk of Loss.................................................    15
      (b)   Material Damage..............................................    15
      (c)   Non-Material Damage..........................................    16
      (d)   Extension of Closing Date....................................    16

10.   MISCELLANEOUS......................................................    16
      (a)   Entire Agreement.............................................    16
      (b)   Agreement Binding on Parties.................................    16
      (c)   Effective Date; Agreement Not an Offer.......................    17
      (d)   Notices......................................................    17
      (e)   Time of the Essence..........................................    18
      (f)   Governing Law................................................    18
      (g)   Section Headings.............................................    18
      (h)   Business Days................................................    18
      (i)   Buyer's Representations and Warranties.......................    18
      (j)   Seller's Representations and Warranties......................    19
      (k)   Multiple Counterparts........................................    21
      (l)   Severability.................................................    21
      (m)   Limitation on Seller's Liability.............................    21
      (n)   Conditions Precedent to Closing..............................    21

EXHIBIT A - LEGAL DESCRIPTION OF THE LAND................................    26

EXHIBIT B - LIST OF PERSONALTY...........................................    28

EXHIBIT C - LIST OF CONTRACTS............................................    29

EXHIBIT D - LEASE AGREEMENT..............................................    30

EXHIBIT E - BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT............    31

EXHIBIT F - CERTIFICATION OF NON-FOREIGN STATUS..........................    33

EXHIBIT G - REPORTS DELIVERED TO BUYER...................................    34

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT") is hereby entered into by and between Dynamics Research Corporation, a Massachusetts corporation ("SELLER"), and Direct Invest Property Acquisition, L.L.C., a Delaware limited liability company ("BUYER").

1. PROPERTY. Seller agrees to sell and convey unto Buyer, and Buyer agrees to purchase and accept from Seller, for the price and subject to the terms, covenants, conditions and provisions herein set forth, the following:

     (a) All of that certain land more particularly described on Exhibit A attached hereto (the "LAND"), including all structures, improvements and fixtures (collectively, the "IMPROVEMENTS") thereon. The Land and the Improvements are sometimes referred to herein collectively as the "REAL PROPERTY" and consist primarily of a three (3) story office building commonly known as 60 Frontage Road, Andover, Massachusetts (the "BUILDING");

     (b) All right, title and interest of Seller in and to all easements in or upon the Land and all easements, development rights and other rights and appurtenances benefiting, belonging to or otherwise pertaining to the Land, if any (the "APPURTENANCES");

     (c) The equipment and machinery, and other items of personal property, if any, as specifically set forth and itemized on Exhibit B attached hereto (the "PERSONALTY");

     (d) Subject to the provisions of Section 3(h), Seller's interest in all assignable leasing, management, service, supply and maintenance contracts relating to the Real Property or the Personalty, all of which contracts are described on Exhibit C attached hereto (the "CONTRACTS"); and

     The items described in (a) through (d) of this Section 1 are hereinafter collectively referred to as the "PROPERTY".

2. PURCHASE PRICE.

     (a) PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") to be paid by Buyer to Seller for the sale of the Property shall be Twenty Million Three Hundred Twenty-Six Thousand Two Hundred Fifty and 00/100 Dollars ($20,326,250.00), of which One Hundred Thousand Dollars ($100,000.00) shall be paid within one (1) business day of the execution and delivery of this Agreement by Buyer and Seller (the "INITIAL DEPOSIT"), of which Nine Hundred Thousand Dollars ($900,000.00) shall be paid by Buyer on or prior to one business day after the end of the Inspection Period (as hereinafter defined) as provided in
Section 2(b) below (the "ADDITIONAL DEPOSIT"),and the balance of the Purchase Price (as adjusted by the prorations and credits specified herein) shall be paid to Seller at Closing by wire transfer of immediately available federal funds.

     Notwithstanding the above, Seller shall have the right in Seller's sole and absolute discretion to allocate a portion of the Purchase Price up to Six Hundred Fifty Thousand

Dollars ($650,000.00) to be applied to tenant improvements under the "Lease Agreement" as hereinafter defined.

     (b) DEPOSIT. If Buyer does not terminate this Agreement pursuant to Section 3(f), then, on or prior to 5:00 p.m. local time on or before one business day after the Inspection Period, Buyer shall deposit the Additional Deposit with the Escrow Agent (as hereinafter defined). If Buyer fails to deposit the Additional Deposit with the Escrow Agent on or prior to 5:00 p.m. local time on or before one business day after the expiration of the Inspection Period, then, notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate effective as of 5:00 p.m. local time on such day. Upon such termination, the Initial Deposit shall be returned to Buyer and neither Buyer nor Seller shall have any further obligation or liability to the other hereunder, except as provided in Sections 3(b)(iii), 3(b)(iv), 3(c) and 7(c) hereof. As used herein, the word "Deposit" shall mean the Initial Deposit only until such time as the Additional Deposit has been deposited with the Escrow Agent, and, after the Additional Deposit has been deposited with the Escrow Agent, the word "Deposit" shall mean the Initial Deposit and the Additional Deposit.

     (c) The Deposit shall be held in escrow by LandAmerica Title Company (the "ESCROW AGENT"), in an interest-bearing account (the "ESCROW ACCOUNT") at a depository institution chosen by the Escrow Agent. All interest earned on the Deposit shall be paid to the party ultimately receiving the Deposit at the time the Deposit is disbursed as provided in this Agreement.

     (d) ESCROW AGENT. The Escrow Agent shall be subject to the following terms and conditions:

          (i) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. Further, the Escrow Agent shall be under no obligation to refer to any other documents between or among Buyer and Seller related in any way to this Agreement, except for any fully executed amendments to this Agreement a copy or original of which has been provided to the Escrow Agent;

          (ii) The Escrow Agent shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by the Escrow Agent in good faith, or for any mistake of fact or law, or for anything which the Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of the actual and intentional misconduct of the Escrow Agent or any act of the Escrow Agent in willful disregard of this Agreement or involving negligence on the part of the Escrow Agent;

          (iii) The Escrow Agent shall be entitled to rely, and shall not be subject to any liability in acting in reliance, upon any writing furnished to the Escrow Agent by either Buyer or Seller and shall be entitled to treat as genuine and as the document it purports to be, any letter, paper or other document furnished to the Escrow Agent in connection with this Agreement. The Escrow Agent may rely on any affidavit of either Buyer or Seller or any other person as to the existence of any facts stated therein to be known by the affiant;

          (iv) In the event of any disagreement between Buyer and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow, the Escrow Agent shall be entitled, at the Escrow Agent's option, to refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which the Escrow Agent or any other party may initiate, it being understood and agreed by Buyer and Seller that the Escrow Agent has authority (but no obligation) to initiate such proceedings), or (ii) by an arbitrator in the event that Buyer and Seller determine (each in its sole discretion) to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing the Escrow Agent shall not be or become liable to any party, or (iii) by mediation, in the event that Buyer and Seller determine (each in its sole discretion) to submit the dispute to mediation, and in so doing the Escrow Agent shall not be or become liable to any party;

          (v) Buyer and Seller each agree to indemnify the Escrow Agent against any and all losses, liabilities, costs (including reasonable legal fees) and other expenses in any way incurred by the Escrow Agent in connection with or as a result of any disagreement between Buyer and Seller under this Agreement or otherwise incurred by the Escrow Agent in any way on account of its role as escrow agent, except to the extent that any such loss, liability, cost or expense is caused by the actual or intentional misconduct of the Escrow Agent or any act of the Escrow Agent in willful disregard of this Agreement or involving negligence on the part of the Escrow Agent and except that neither Buyer nor Seller shall have any obligation to pay the Escrow Agent any fee for escrow services hereunder; and

          (vi) Buyer and Seller acknowledge that if for any reason, the Escrow Agent is counsel to the Seller, then Buyer and Seller hereby agree that the Escrow Agent may continue to act as Seller's counsel, notwithstanding any dispute or litigation arising with respect to the Deposit or Escrow Agent's duties.

3. INSPECTION BY BUYER.

     (a) INSPECTION OF REAL PROPERTY. Seller shall permit Buyer and its authorized agents and representatives to enter upon the Real Property at all reasonable times during normal business hours to inspect the Real Property and perform such tests as Buyer reasonably determines to be necessary or appropriate. Such entry and inspections may be performed only during the period commencing on November 16, 2005 and expiring at 5:00 p.m. (EST) on December 16, 2005 (the "INSPECTION PERIOD"). If this Agreement does not terminate pursuant to the provisions of Section 3(f), such entry and inspections may be performed after the Inspection Period (with no right of termination by Buyer under Section 3, all such rights being waived) until such time as this Agreement is terminated by either party pursuant to and in accordance with the provisions of this Agreement, if permitted, or the Closing Date (as defined in Section 7(a)), whichever is earlier. Buyer shall notify Seller of its intention, or the intention of its agents or representatives, to enter the Real Property at least twenty-four (24) hours prior to such intended entry. Such notification shall include a description of the activities to be performed at the Real Property, the time or times during which such activities shall be performed, and the person or persons who will be entering the Real Property for the purpose of performing such activities. Buyer shall bear the cost of all inspections and tests performed by or on behalf of Buyer. At Seller's option, Seller or

Seller's agents may be present for any inspection or test performed by or on behalf of Buyer; provided, however, arranging for Seller's presence for any such inspection or test shall not unreasonably delay the performance of such inspection or test.

     Notwithstanding the foregoing, Buyer must obtain the written consent of Seller with respect to any intrusive inspection or test (e.g., core sampling or any Phase II environmental site assessment), such written consent may be given, withheld or conditioned in Seller's sole discretion.

     (b)  REVIEW OF DOCUMENTS.

          (i) DOCUMENTS. Seller agrees to allow Buyer and its authorized agents and representatives to inspect and make copies, at its own expense, of utility bills, warranties and guarantees relating to the Real Property, if any, which are currently in effect, assessment (special or otherwise) statements, real estate and personal property tax bills and all items relating to any pending abatement proceedings with respect thereto, any permits, approvals and governmental licenses for the Real Property, plans and specifications, title policy, survey, environmental and structural reports (of which Seller has knowledge of, if any), and books, records, files and related items relating to the Property (collectively, with the remaining items made available or provided pursuant to this Section 3(b), the "DOCUMENTS"), if any, which relate to the Property and which are in Seller's possession. Buyer acknowledges that many of the Documents were prepared by parties other than Seller, and, in certain instances, were prepared prior to Seller's ownership of the Property and all such Documents are delivered as an accommodation to Buyer only and without any representation or warranty of any kind whatsoever as to the information contained therein and without recourse to the Seller.

          (ii) REVIEW OF LEASE AGREEMENT, CONTRACTS AND OTHER ITEMS. In addition to the foregoing, Seller agrees to make available to Buyer for review, the Lease Agreement referred to in Section 4 hereof and attached hereto as Exhibit D and the originals (or copies if originals are not in Seller's possession) of Contracts, if any, which are then in effect and which will be binding on Buyer. Buyer, at its expense, shall have the right to make copies of such items.

          (iii) CONFIDENTIALITY. Notwithstanding anything in this Section 3(b) to the contrary, Buyer shall not have the right to inspect or make copies of any appraisals of the Property in Seller's possession or readily available to Seller or any documents in Seller's possession involving any confidential or privileged material regarding Seller's acquisition or ownership of the Property or prospective buyers of the Property or Seller's business. Buyer acknowledges that any and all of the Documents are proprietary and confidential in nature. Documents which will be delivered to Buyer are solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer agrees not to disclose the contents of the Documents to any party outside of Buyer's organization except to certain of its attorneys, engineers, consultants, accountants, lenders, prospective lenders, affiliates or investors (collectively, the "PERMITTED OUTSIDE PARTIES"). Buyer further agrees that, within its organization, or as to the Permitted Outside Parties, the Documents shall be disclosed and exhibited only to those persons within Buyer's organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Buyer's acquisition of the Property and who have agreed to preserve the confidentiality of such information as required herein. Buyer also further acknowledges that the Documents and other information relating to the Lease Agreement are proprietary and confidential in nature. Buyer agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 3(b). In permitting the Permitted Outside Parties to review the Documents or other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer and the Permitted Outside Parties, for whom, by its execution of this Agreement, Buyer is acting as an agent with regard to such waiver. Notwithstanding anything to the contrary contained in this Section 3(b)(iii), Buyer, individuals within Buyer's organization and Permitted Outside Parties shall be permitted to disclose the Documents and/or the contents of the Documents to the extent that (i) such disclosure is required by law or administrative order, provided that Seller shall have been provided prior written notice of such required disclosure and/or (ii) such disclosure is necessary or reasonably appropriate to enable Buyer to enforce its rights under this Agreement or to defend any claim brought against Buyer under this Agreement.

          (iv) RETURN OF DOCUMENTS UPON THE REQUEST OF SELLER. Buyer shall promptly return all of the Documents and any and all copies Buyer has made of the Documents on the first to occur of (i) such time as Buyer determines that it shall not acquire the Property, or (ii) such time as this Agreement is terminated for any reason.

          (v) NO REPRESENTATION OR WARRANTY BY SELLER. Buyer hereby acknowledges that, except as may otherwise be provided in this Agreement pursuant to Section 7(b)(i), neither Seller, nor its broker, CB Richard Ellis N.E. Partners, LP (the "BROKER"), has made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Documents or the source(s) thereof. Except as may otherwise be provided in this Agreement or in any document required to be delivered by Seller pursuant to Section 7(b)(i), neither Seller nor the Broker has undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and Seller is providing the Documents solely as an accommodation to Buyer. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or behalf of Seller.

     (c) INSPECTION OBLIGATIONS.

          (i) BUYER'S RESPONSIBILITIES. In conducting any inspections, investigations or tests of the Property and/or the Documents, Buyer and its agents and representatives shall: (1) not unreasonably interfere with the operation and maintenance of the Property; (2) not damage any part of the Property or any personal property owned or held by any third party; (3) not injure or otherwise cause bodily harm to Seller, or its respective agents, invitees, contractors and employees; (4) maintain worker's compensation insurance and comprehensive commercial general liability insurance in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Buyer, its contractors or its agents and representatives on the Property and naming Seller as an additional insured and shall deliver a certificate of insurance verifying such coverage to Seller for Seller's approval prior to entry upon the Property; (5) promptly pay when due the costs of all tests, investigations and examinations done with regard to the

Property; (6) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (7) fully restore the Land and the Improvements to the condition in which the same was found before any such inspections or tests were undertaken.

          (ii) BUYER'S AGREEMENT TO INDEMNIFY. Buyer hereby agrees to defend (with counsel reasonably satisfactory to Seller), indemnify and hold Seller harmless from and against any and all actual liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys' fees but excluding special, consequential or punitive damages) arising out of any damage caused by Buyer's inspections or tests permitted hereunder or any violation of the provisions of this Section 3(c). Notwithstanding any provision of this Agreement to the contrary, no termination hereof shall terminate Buyer's obligations pursuant to this Section 3(c), and the limitation of damages as set forth in Section 6(a) shall not be applicable to any cause of action arising pursuant to Sections 3(b)(iii) and 3(c).

     (d) DISCLAIMER OF REPRESENTATIONS AND WARRANTIES BY SELLER. Except as expressly provided in this Agreement or in any document required to be delivered by Seller pursuant to Section 7(b)(i), it is understood and agreed that Seller has not made and is not now making, and it specifically disclaims, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to
(1) matters of title to be delivered at Closing, (2) environmental matters relating to the Property or any portion thereof, (3) geological conditions, (4) whether and the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard, (5) drainage, (6) soil conditions, (7) zoning to which the Property or any portion thereof may be subject, (8) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (9) usages of adjoining property, (10) access to the Property or any portion thereof, (11) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (12) the presence of Hazardous Substances (as hereinafter defined) in or on, under or in the vicinity of the Property, (13) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (14) the existence or non-existence of underground storage tanks, (15) any other matter affecting the stability or integrity of the Property, (16) the merchantability of the Property or fitness of the Property for any particular purpose (Buyer affirming that Buyer has not relied on Seller's skill or judgment to select or furnish the Property for any particular purpose, and that Seller makes no warranty that the Property is fit for any particular purpose), or (17) tax consequences relating to the sale of the Property. For purposes hereof, "Hazardous Substances" means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), or the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended ("RCRA"), or any other federal, state or local law, ordinance, rule or regulation applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (pcbs), radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves.

     (e) SALE "AS IS." Buyer has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller (except for the representations and warranties expressly set forth in this Agreement or in any document required to be delivered by Seller pursuant to Section 7(b)(i)) or any of its agents or representatives and acknowledges that no such representations or warranties have been made, except for the representations and warranties expressly set forth in this Agreement or in any document required to be delivered by Seller pursuant to Section 7(b)(i), Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate and that it is relying and purchasing the Property solely on its expertise and that of Buyer's consultants and on Seller's representations or warranties expressly set forth in this Agreement or in any document required to be delivered by Seller pursuant to
Section 7(b)(i). Upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer's inspections and investigations, except as may otherwise be provided in this Agreement or in any document required to be delivered by Seller pursuant to Section 7(b)(i). Buyer acknowledges and agrees that, upon Closing, except for such representations and warranties expressly set forth in this Agreement or in any document required to be delivered by Seller pursuant to Section 7(b)(i). Seller shall sell and convey to Buyer and Buyer shall accept the Property "as is, where is," with all faults. Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property made to Buyer by Seller, any agent of Seller or any third party. The terms and conditions of
Section 3(d) and 3(e) shall expressly survive the Closing and shall not merge with the provisions of any closing documents. Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein.

     (f) BUYER'S RIGHT TO TERMINATE. If, during the Inspection Period, Buyer shall, for any reason, in the Buyer's sole and absolute discretion, be dissatisfied with any aspect of the Property or elect not to proceed with the transaction contemplated by this Agreement, Buyer shall be entitled, as its sole remedy, to terminate this Agreement by giving written notice thereof (the "Termination Notice") to Seller on or before the expiration of the Inspection Period, whereupon this Agreement shall terminate. Upon such termination, the Deposit shall be returned to Buyer in accordance with Section 6(d) and neither Seller nor Buyer shall have any further obligation or liability to the other hereunder, except as provided in Sections 3(b)(iii), 3(b)(iv), 3(c) and 7(c) hereof.

     (g) BUYER'S RELEASE OF SELLER. Except as may be expressly provided in the Lease Agreement, Seller is hereby released by Buyer from any and all responsibility and/or liability regarding the condition (including the presence in the soil, air, structures, and surface and subsurface waters, of Hazardous Substances), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever, acknowledging that if Buyer is sued by a third party, Buyer is not releasing Seller from any such third party claim specifically asserted against Seller.

     (h) CONTRACTS. Unless Buyer delivers a notice to Seller to the contrary prior to the expiration of the Inspection Period, on or prior to the Closing Date, Seller shall terminate all of the Contracts (except for the Lease Agreement which upon execution and Closing hereunder shall be binding on Buyer) effective on the Closing Date. In the event that Buyer delivers a notice to Seller within such period identifying one (1) or more Contracts which Buyer wishes to assume (the "ASSUMED CONTRACTS"), Seller shall not terminate the Assumed Contracts, but shall, on or prior to the Closing Date, terminate all Contracts other than the Assumed Contracts effective as of the later of the Closing Date.

4. LEASEBACK. Buyer acknowledges that as a condition to Closing, Buyer, as Landlord, shall enter into a lease with Seller, as Tenant, for the Property in a form substantially similar to the Lease set forth as Exhibit D attached hereto (the "LEASE AGREEMENT"). The parties shall have until the end of the Inspection Period to execute the Lease Agreement and deliver such Lease Agreement to the Escrow Agent to be held in escrow until the Closing, such Lease Agreement to be effective upon the Closing hereunder. In the event the parties fail to execute the Lease Agreement prior to the end of the Inspection Period, the Seller shall be entitled to terminate this Agreement by giving written notice thereof to the Buyer on or before the expiration of the Inspection Period, whereupon this Agreement shall terminate. In addition, in the event that Buyer terminates this Agreement pursuant to Section 3(f) above, the Lease Agreement shall be null, void and of no force and effect. Upon such termination, the Deposit shall be returned to Buyer in accordance with Section 6(d) and neither Seller nor Buyer shall have any further obligation or liability to the other hereunder, except as provided in Sections 3(b)(iii), 3(b)(iv), 3(c) and 7(c) hereof.

5. TITLE.

     (a) TITLE TO REAL PROPERTY. The Real Property is to be conveyed by the Deed (as hereinafter defined) running to Buyer or to Buyer's nominee provided Seller is given notice of such nominee at least five (5) business days prior to the Closing Date. The Deed shall convey a good and clear, record and marketable title to the Real Property free from encumbrances except the following (herein referred to as the "PERMITTED ENCUMBRANCES"):

          (i) Provisions of building and zoning laws existing as of the date of this Agreement;

          (ii) Such real estate taxes for the then current fiscal year as are not due and payable on the Closing Date;

          (iii) Any liens for municipal betterments or special assessments assessed after the date of this Agreement;

          (iv) Rights of lessees, licensees or tenants in possession pursuant to the Lease Agreement; and

          (v) Any and all easements, agreements, restrictions and other matters of record which are Permitted Exceptions (as defined below).

     (b) TITLE REVIEW. Buyer shall obtain an ALTA title insurance commitment (the "TITLE COMMITMENT") for the Real Property from a nationally recognized title insurance company (the "TITLE COMPANY"). Buyer may also, if it elects, have a survey made of the Real Property (the "SURVEY") and perform such other title examination with respect thereto as it may chose. Such Title Insurance Commitment, Survey and title examination shall be at Buyer's sole cost and expense.

     (c) TITLE OBJECTIONS; CURE OF TITLE OBJECTIONS. Buyer shall have until the end of the Inspection Period (the "TITLE EXAM DEADLINE") to review its Title Commitment and Survey and to notify Seller, in writing, of such objections as Buyer may have to anything contained in the Title Commitment or the Survey. Any item contained in the Title Commitment or any matter shown on the Survey to which Buyer does not object prior to the Title Exam Deadline shall be deemed a permitted exception (the "PERMITTED EXCEPTIONS"). In the event Buyer shall notify Seller of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. Within ten (10) days after receipt of Buyer's notice of objections, Seller shall notify Buyer in writing whether Seller elects to attempt to cure such objections. If Seller elects to attempt to cure, and provided that Buyer shall not have terminated this Agreement in accordance with
Section 3(f) above, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the date for Closing set forth in Section 7 below. If Seller elects not to cure any objections specified in Buyer's notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Buyer shall have the following options: (i) to accept a conveyance of the Real Property subject to the Permitted Exceptions, specifically including any matter objected to by Buyer which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination this Agreement shall terminate and the Deposit shall be returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Buyer that Seller does not intend to attempt to cure any title objection; or if, having commenced attempts to cure any objection, Seller later notifies Buyer that Seller will be unable to effect a cure thereof; Buyer shall, within five (5) days after such notice has been given, notify Seller in writing whether Buyer shall elect to accept the conveyance under clause (i) or to terminate this Agreement pursuant to clause
(ii) above.

     If Buyer elects to terminate this Agreement, then the Deposit shall be returned to Buyer in accordance with Section 6(d) as Buyer's sole and exclusive remedy hereunder at law or in equity, and neither Seller nor Buyer shall have any further obligation or liability to the other hereunder, except as provided in Section 3(b)(iii), 3(b)(iv), Section 3(c) and Section 7(c) hereof.

     Notwithstanding anything to the contrary, Seller shall pay in full all voluntary monetary encumbrances placed on the Property by Seller on or before the Closing Date.

6. REMEDIES.

     (a) SELLER'S REMEDIES. Other than the matters provided in Sections 3(c), this Section 6(a) and 7(c) hereof, in the event Buyer defaults in its obligation hereunder to purchase the Property, Seller shall be entitled, as its sole and exclusive remedy (except with respect to the matters provided in Sections 3(c) and 7(c) hereof), to terminate this Agreement by written notice thereof given to the Escrow Agent and Buyer and recover the Deposit as liquidated damages and not as penalty, in full satisfaction of claims against Buyer hereunder. Seller and Buyer agree that Seller's damages resulting from Buyer's default are difficult, if not impossible, to determine and that the Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

Notwithstanding the foregoing, if Buyer takes any action to prevent or interfere with the Seller from exercising all of its rights and remedies hereunder, and Seller ultimately prevails against Buyer, then in addition to the right of Seller to receive the Deposit hereunder, Seller shall have the right to pursue any remedy available to Seller at law or in equity for such default and damages.

     (b) BUYER'S REMEDIES. In the event that Seller defaults in its obligations under this Agreement for any reason other than permitted termination of this Agreement by Seller or Buyer as herein expressly provided, Buyer shall be entitled, as its sole remedy, to either (a) terminate the Agreement and receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) take any and all actions necessary to compel Seller's specific performance hereunder (it being acknowledged that damages at law would be an inadequate remedy). Buyer expressly waives its rights to seek damages in the event of Seller's default hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

Nothwithstanding the foregoing, if Seller takes any action to prevent or interfere with the Buyer from exercising all of its rights and remedies hereunder, and Buyer ultimately prevails against Seller, then in addition to the right of Buyer to receive the Deposit hereunder, Buyer shall have the right to pursue any remedy available to Buyer at law or in equity for such default and damages.

     (c) ATTORNEYS' FEES. In the event either party hereto is required to employ an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such claims.

     (d) DISPOSITION OF DEPOSIT. In the event that this Agreement is terminated pursuant to Section 3(f) above, the Escrow Agent shall immediately return the Deposit to the Buyer, together with the interest thereon. In the event that the Escrow Agent shall receive written notice of a termination of this Agreement by either Seller or Buyer (for reasons other than a termination pursuant to Section 3(f)), the Escrow Agent shall promptly notify the non-terminating party of such notice of termination (the "ESCROW AGENT NOTICE"). The Escrow Agent is authorized and directed by Seller and Buyer to deliver the Deposit to the party identified in the Escrow Agent Notice as being entitled to receive the Deposit on or after the tenth day (the "DISBURSEMENT DATE") following the date on which the non-terminating party received the Escrow Agent Notice, unless the non-terminating party notifies the Escrow Agent, before the Disbursement Date, that the non-terminating party disputes the right of the terminating party to receive the Deposit. In such event, the Escrow Agent shall interplead the Deposit into a court of competent jurisdiction in Essex County, Massachusetts. All attorneys' fees and costs and the Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Deposit, or, if the Deposit is distributed in part to both parties, then in the inverse proportion of such distribution.

7. CLOSING.

     (a) CLOSING DATE. The closing of the transaction contemplated under this Agreement (the "CLOSING") shall be held in the offices of Nixon Peabody LLP at 100 Summer Street, Boston, Massachusetts 02110 (or such other location as may be mutually agreed upon in writing by Seller and Buyer) at 10:00 a.m. Eastern Standard Time on the Closing Date. The "CLOSING DATE" shall be December 19, 2005. Either party shall have the right, upon five (5) days' prior written notice to the other party, to extend the Closing Date to December 28, 2005.

     (b) CLOSING MATTERS.

          (i) SELLER'S DELIVERIES: On or before the Closing Date, Seller shall deliver to Buyer:

               (A) to the extent available and in Seller's possession or control, originals of all Assumed Contracts (or, if such originals are not available and in Seller's possession or control, copies thereof);

               (B) a duly executed and acknowledged Massachusetts quitclaim deed ("DEED") in recordable form conveying the Real Property, subject only to the Permitted Encumbrances;

               (C) a duly executed Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit E attached hereto conveying the Personalty, if any, and assigning Seller's right, title and interest in the Assumed Contracts;

               (D) a duly executed certificate of Seller respecting the "non-foreign" status of Seller in the form set forth in Exhibit F attached hereto;

               (E) a duly executed and acknowledged mechanics' lien and parties in possession affidavit;

               (F) a duly executed closing statement in form reasonably satisfactory to Seller;

               (G) evidence reasonably satisfactory to the Buyer's title insurance company of Seller's authority to execute and deliver the Deed and the other documents required to be delivered by Seller to Buyer at the Closing as provided in this Section 7(b)(i);

               (H) a duly executed closing escrow instructions letter by and among Buyer, Seller and the Escrow Agent in form and content reasonably satisfactory to Seller and Buyer with respect to the procedures for the Closing (the "CLOSING ESCROW INSTRUCTIONS LETTER");

               (I) a duly executed Lease Agreement in the form of Exhibit D attached hereto;

               (J) a duly executed estoppel certificate addressed to the Buyer and Buyer's lender, in the form of attached to the Lease; and

               (K) any additional documents that Buyer may reasonably require to effectuate this Agreement and the transactions contemplated thereby, provided, however, such documents shall in no way expand Seller's obligations under this Agreement.

     On the Closing Date, Seller shall deliver to Buyer possession of the Real Property, subject only to the rights of the tenant under the Lease Agreement.

     Within three (3) business days after the Closing Date, Seller shall deliver to Buyer at the Real Property, to the extent available and in Seller's possession or control, unpaid bills and other papers or documents which pertain to the Property, keys, if any, used in the operation of the Real Property, and the original of all plans and specifications with respect to the Improvements.

          (ii) BUYER'S DELIVERIES. At Closing, Buyer shall deliver to Seller:

               (A) the Purchase Price as set forth in Section 2(a), available for disbursement no later than 2:00 p.m., local time, on the Closing Date;

               (B) a duly executed Bill of Sale, Assignment and Assumption Agreement, in the form of Exhibit F attached hereto;

               (C) the Closing Escrow Instructions Letter duly executed on behalf of Buyer;

               (D) a duly executed Lease Agreement in the form of Exhibit D attached hereto (or an assumption of the already executed Lease Agreement, with the actual Buyer of the Property assuming all obligations of Landlord under the Lease Agreement); and

               (E) such documents executed by Buyer as may be reasonably required by Seller to effectuate this Agreement and the transactions contemplated hereby, including, but not limited to, a closing statement in form reasonably satisfactory to Buyer.

          (iii) CLOSING PRORATIONS. The following items shall be prorated as of the Closing Date with all items of income and expense for the Property being credited to or borne by, as applicable, Buyer for the Closing Date: fees and assessments; expenses and obligations under the Assumed Contracts; accrued expenses; and real and personal property taxes ("TAXES") for the year of Closing; and other items customarily apportioned in sales of real property in The Commonwealth of Massachusetts. In making the prorations required hereunder, Seller shall be given credit for all amounts prepaid by Seller for any period on and after the Closing Date and Seller shall be charged with any unpaid charges for the period prior to the Closing Date.

               (A) Buyer shall use diligent efforts to effectuate the transfer of all utilities to its name as of the Closing Date, and, where necessary, post deposits with the utility companies. Seller shall cause all utility meters to be read as of the Closing Date. Seller shall reasonably cooperate with Buyer in connection with such transfer of utilities, but Seller shall not be obligated to incur any out-of-pocket expenses in connection therewith. Seller shall pay all utilities for the period prior to the Closing Date and all utilities thereafter shall be paid for by Buyer. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

               (B) If final bills are not available or cannot be issued prior to Closing for any item (including, without limitation, real estate taxes) being prorated under this Section 7(b)(iii), then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as such final bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice.

               (C) The agreements set forth in this Section 7(b)(iii) shall survive the Closing and shall be enforceable until fully performed.

          (iv) BUYER'S AGREEMENTS POST-CLOSING. Buyer agrees to assume and perform all of the covenants of Seller and Seller's predecessors in title pursuant to this Agreement and pursuant to Buyer's (including, without limitation, any assignee of Buyer hereunder) role as Landlord under the Lease Agreement, including, without limitation, the Assumed Contracts (if any) which arise or are attributable to periods on or after the Closing Date. Buyer indemnifies and holds Seller harmless from and against any and all claims, costs and expenses (including reasonable attorneys' fees) asserted against or incurred by Seller and arising out of the failure of Buyer to perform its obligations pursuant to this Section 7(b)(iv). The agreements set forth in the Section 7(b)(iv) shall survive the Closing and shall be enforceable until fully performed.

          (v) DEED EXCISE STAMPS. Seller shall pay the cost of deed excise stamps payable in connection with the transactions contemplated by this Agreement.

     (c) BROKER COMMISSIONS. Seller agrees to pay to the Broker a real estate commission pursuant to a separate agreement between Seller and the Broker, but only if, as, and when the Deed is recorded and the full Purchase Price for the Property is received from the Buyer by Seller and not otherwise, regardless of the reason for the failure of the Closing to occur. Other than as stated in the foregoing provisions of this Section 7(c), Seller and Buyer each represent and warrant to the other that it has dealt with no person (other than the Broker) to whom a finder's fee or real estate brokerage commission is payable or would be payable in connection with the transaction contemplated hereby, and each agrees to and does hereby agree to defend, indemnify and hold the other harmless against the payment of any commission to any person or entity claiming by, through or under Seller or Buyer, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing. The Broker shall not be entitled to any monies or other recovery realized by Seller arising out of Buyer's default or arising out of Section 3(c). The Broker shall also not be entitled to any commission if Seller or Buyer elects to terminate this Agreement in accordance with any provisions of this Agreement.

     (d) USE OF PURCHASE PRICE TO CLEAR TITLE. Notwithstanding anything in this Agreement to the contrary, to enable Seller to make conveyance as herein provided, Seller may, at the time of delivery of the Deed, use the Purchase Price, or any part thereof, to clear the title of any or all encumbrances or interests which are to be discharged, removed or eliminated by the terms hereof, provided the instruments required to clear title are either recorded simultaneously with the recording of the Deed or arrangements reasonably satisfactory to Buyer's title insurance company (including the delivery of a pay off letter from any institutional lienholder stating that its lien will be discharged upon receipt of a specified amount of money) for the subsequent recording are made no later than the Closing Date.

     (e) ACCEPTANCE OF DEED. The acceptance and recording of the Deed by Buyer or its nominee, as the case may be, shall be deemed to be full performance and discharge of every agreement and obligation herein contained or expressed on the part of Seller, except such as are set forth in any document required to be delivered by Seller pursuant to Section 7(b)(i) and except such as are by the terms hereof to be performed after the delivery and recording of the Deed or otherwise survive the Closing, including, without limitation, the provisions of Sections 3(b), 7(b) and 7(c).

8. CONDEMNATION. If, prior to Closing, any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to a Material Portion of the Real Property, and the same is not dismissed prior to Closing, Buyer shall be entitled, as its sole remedy, to terminate this Agreement upon written notice to Seller (a) within ten (10) days following notice by Seller to Buyer of such condemnation, or (b) on the Closing Date, whichever occurs first. In the event Buyer does not terminate this Agreement pursuant to the preceding sentence, Buyer shall be conclusively deemed to have elected to accept such condemnation and waives any right to terminate this Agreement as a result thereof. For purposes of this Section 8, a "MATERIAL PORTION" shall mean that portion of the Real Property which, if taken or condemned, would reduce the square footage of the Building or otherwise substantially and materially interfere with the current use of the Real Property by eliminating access or parking spaces which could not be otherwise replicated or permit the Seller to terminate, or reduce rent under, the Lease. Notwithstanding anything to the contrary herein, if any eminent domain proceeding is instituted (or notice of which shall be given) solely for the taking of any excess land, subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights had not been taken and as contemplated by tenant under the Lease Agreement and so long as tenant (Seller) is willing to be bound by the Lease Agreement following such taking on notice of such taking, then Buyer shall not be entitled to terminate this Agreement as to any part of the Real Property, but any award resulting therefrom shall be the exclusive property of Buyer upon Closing. In the event Buyer or Seller elects to terminate this Agreement under this Section 8 or after such taking or notice thereof, Seller elects, in Seller's sole discretion, not to be bound by the Lease Agreement, then the Deposit shall be returned to Buyer in accordance with Section 6(d), and neither party to this Agreement shall thereafter have any further rights or obligations hereunder except as otherwise provided in Sections 3(b)(iii), 3(b)(iv), 3(c) and 7(c). If Buyer and Seller waive (or are deemed to have waived) the right to terminate this Agreement as a result of such a condemnation, despite such condemnation, Seller and Buyer shall close the transaction contemplated under this Agreement in accordance with the terms hereof with no reduction in the Purchase Price, and Seller shall assign to Buyer at Closing all of Seller's right, title and interest in and to all proceeds resulting or to result from such condemnation.

9. CASUALTY.

     (a) RISK OF LOSS. Until Closing, Seller alone shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty (collectively, "CASUALTY"). If, prior to Closing, any of the Improvements shall be damaged by a Casualty, Seller shall deliver to Buyer written notice ("CASUALTY NOTICE") of such Casualty within three (3) business days after such Casualty.

     (b) MATERIAL DAMAGE. For the purposes of this Section 9(b), "MATERIAL DAMAGE" shall mean damage to the Improvements of such nature that the reasonable cost of restoring the same to their condition prior to the Casualty will, in Seller's reasonable determination, exceed ten percent (10%) of the Purchase Price whether or not such damage is covered by insurance, or if after such casualty, Seller elects in Seller's sole discretion not to participate as tenant under the Lease Agreement. If, in Seller's reasonable determination, the Improvements have sustained Material Damage by a Casualty, Seller or Buyer may, at their option, and in the case of Buyer, within ten (10) days after receipt by Buyer of the Casualty Notice, either (i) terminate this Agreement by delivering written notice thereof to the other party or (ii) waive its right of termination and proceed to close this transaction in accordance with the terms hereof (the "WAIVER OPTION"). Failure of either party to deliver written notice of termination, either in the Casualty Notice, in the case of Seller or within the ten (10) day period, in the case of Buyer, shall be conclusively deemed to be an election by such party of the Waiver Option. In the event is Agreement is terminated under this Section 9(b), the Deposit shall be returned to Buyer in accordance with Section 6(d) and neither party to this Agreement shall thereafter have any further rights or obligations hereunder, except as otherwise provided in Sections 3(b)(iii), 3(b)(iv), 3(c) and 7(c).

     If the parties elect the Waiver Option, then (i) Seller shall repair the Improvements to substantially their condition prior to the Casualty to the extent the damage caused by the Casualty can be repaired prior to Closing, and
(ii) at Closing, Seller shall deliver to Buyer an amount equal to the deductible and the amount of any uninsured loss and assign to Buyer all of its rights in the resulting casualty insurance proceeds, but Seller may retain its rights in the resulting casualty insurance proceeds to the extent of the cost of any repairs to the Improvements performed by Seller prior to the Closing and a prorata share of the rental or business loss proceeds, if any. In the event Seller is to assign insurance proceeds as provided in the preceding sentence,
(A) Buyer may notify all appropriate
insurance companies of its interest in the insurance proceeds, and (B) all casualty insurance proceeds payable as a result of the Casualty (subject to the limitation herein described) and Buyer's pro rata share of any rental or business loss proceeds shall be assigned to Buyer at Closing.

     (c) NON-MATERIAL DAMAGE. In the event, in Seller's reasonable determination, the reasonable cost of restoration following a Casualty does not result in Material Damage, or if despite such Material Damage Seller is nevertheless willing to be bound by the Lease Agreement, then the rights and obligations of the parties shall not be affected thereby and (i) Seller shall repair the Improvements to substantially their condition prior to the Casualty to the extent the damage caused by the Casualty can be repaired prior to Closing, and (ii) at Closing, Seller shall deliver to Buyer an amount equal to the deductible and the amount of any uninsured loss and assign to Buyer all of its rights in the resulting casualty insurance proceeds, but Seller may retain its rights in the resulting casualty insurance proceeds to the extent of the cost of any repairs to the Improvements performed by Seller prior to the Closing and a pro rata share of the rental or business loss proceeds, if any. In the event Seller is to assign insurance proceeds to Buyer as provided above, (A) Buyer may notify all appropriate insurance companies of its interest in the insurance proceeds, and (B) all casualty insurance proceeds payable as a result of the Casualty (subject to the limitation herein described) and Buyer's pro rata share of any rental or business loss proceeds shall be assigned to Buyer at Closing.

     (d) EXTENSION OF CLOSING DATE. If, as a result of a Casualty, any determination, election or agreement required by the terms of this Section 9 is not made by the Closing Date, the Closing Date shall be extended until twenty
(20) days after said determination, election or agreement is made, subject to such further extension as may be allowed by the terms of this Section 9 and notwithstanding anything in Section 7(a) of this Agreement to the contrary; provided, however, if said determination, election or agreement has not been made within thirty (30) days following the originally scheduled Closing Date, this Agreement shall automatically terminate and, provided that Buyer is not in default hereunder, neither party shall have any further rights or obligations hereunder (except pursuant to Sections 3(b)(iii), 3(b)(iv)), 3(c) and 7(c) hereof) and the Deposit shall be returned to Buyer in accordance with Section 6(d).

10. MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the purchase and sale of the Property. There are no other agreements, oral or written, with respect to the purchase and sale of the Property, and this Agreement can be amended only by written agreement signed by the parties hereto.

     (b) AGREEMENT BINDING ON PARTIES. This Agreement, and the terms, covenants and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of each of the parties hereto. Buyer shall not assign its rights under this Agreement except as provided in the immediately following sentence. Buyer may not assign this Agreement in whole or in part without Seller's consent, (not to be unreasonably withheld or delayed), except as specifically set forth in the next sentence. Buyer may assign or transfer any portion or all of its rights or obligations under this Agreement, without the consent of Seller, to (i) any affiliate or affiliates of the

Buyer; or (ii) any number of single purpose entities formed to acquire the Property through a tax-free exchange under Section 1031 of the Internal Revenue Code, provided, however, that such number of single purpose entities does not exceed 35 and the Buyer shall remain primarily liable for the performance of Buyer's obligations hereunder. Upon such assignment such assignee shall be deemed to be the Buyer hereunder for all purposes hereof and have all the rights of Buyer hereunder. For purposes of this paragraph, an "affiliate" shall mean any person or entity which, directly or indirectly, controls or is controlled by or is under common control with Buyer.

     (c) EFFECTIVE DATE; AGREEMENT NOT AN OFFER. The "EFFECTIVE DATE" of this Agreement shall be the date on which the Escrow Agent acknowledges its receipt of a copy of this Agreement executed by both Seller and Buyer and receipt of the Deposit subject to collection. The submission of this Agreement for examination and negotiation by Seller or Buyer does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither Seller nor Buyer shall be bound by the terms of this Agreement unless and until such time as this Agreement has been executed and delivered by Seller, Buyer and the Escrow Agent.

     (d) NOTICES. Any notice, communication, request, reply or advice (collectively, "NOTICE") provided for or permitted by this Agreement to be made or accepted by either party must be in writing. Notices may, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified, and addressed to the party to be notified, with return receipt requested, (ii) by delivering the same to such party in person or by commercial courier, (iii) by facsimile, evidenced by confirmed receipt, or (iv) by depositing the same into custody of a nationally recognized overnight delivery service. Notices given in any manner hereinabove described shall be effective only if and when received by the party to be notified between the hours of 8:00 A.M. and 5:00 P.M. local time of any business day with delivery made after such hours to be deemed received the following business day. For the purposes of Notices, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

Seller:           Dynamics Research Corporation
                  60 Frontage Road
                  Andover, Massachusetts 01810
                  Attention: Richard A. Covel, Esq.
                  Fax: (978) 474-9204

with a copy in
like manner to:   Nixon Peabody LLP
                  100 Summer Street
                  Boston, Massachusetts 02110
                  Attention: Andrew I. Glincher, P.C.
                  Fax: (866) 947-0307

Buyer:            Direct Invest Property Acquisition, L.L.C.
                  211 Congress Street, 8th Floor
                  Boston, MA 02110
                  Attention: William F. Rand, III
                  Fax: (617) 820-5005
with a copy in
like manner to:   Goodwin Procter  LLP
                  Exchange Place
                  Boston, MA 02109
                  Attention: Samuel L. Richardson, Esq.
                  Fax: (617) 227-8591

The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days Notice to the other party.

     (e) TIME OF THE ESSENCE. Time is of the essence in all things pertaining to the performance of this Agreement.

     (f) GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

     (g) SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

     (h) BUSINESS DAYS. In the event that any date or any period provided for in this Agreement shall end on a Saturday, Sunday or legal holiday in The Commonwealth of Massachusetts, the applicable date or period shall be extended to the first business day following such Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. E.S.T.

     (i) BUYER'S REPRESENTATIONS AND WARRANTIES.

          (i) ORGANIZATION AND AUTHORITY OF BUYER. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Buyer represents and warrants that Buyer has full right, power and authority to enter into this Agreement and, at Closing, will have full right, power and authority to consummate the sale provided for herein.

          (ii) NO BANKRUPTCY OR RECEIVERSHIP. None of the following have occurred with respect to Buyer: (1) the commencement of a case under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law;
(2) the appointment of a trustee or receiver of any property interest; (3) an assignment for the benefit of creditors; (4) an attachment, execution or other judicial seizure of a substantial property interest; (5) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (6) a dissolution or liquidation, death or incapacity.

          (iii) DUE EXECUTION. This Agreement has been duly executed and delivered by Buyer and constitutes a valid, binding and enforceable obligation of Buyer, subject to bankruptcy and other debtor relief laws and principles of equity.

          (iv) OTHER AGREEMENTS. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations under this Agreement and the completion of the Transaction as contemplated by this Agreement will not result in (a) a breach of, or a default under, any contract, agreement, commitment or other document or instrument to which Buyer is party or by which Buyer is bound or (b) a violation of any law, ordinance, regulation or rule of any governmental authority applicable to Buyer or any judgment, order or decree of any court or governmental authority that is binding on Buyer.

          (v) LITIGATION. There is no action, suit, proceeding, inquiry or investigation (including any bankruptcy or other debtor relief proceeding), pending or to the knowledge of Buyer threatened, against Buyer by or before any court or governmental authority that would prevent or hinder the performance by Buyer of its obligations under this Agreement or the completion of the transaction contemplated by this Agreement.

          (vi) CONSENT. Buyer is not required to obtain any consent, approval or authorization from, or to make any filing with, any person (including any governmental authority) in connection with, or as a condition to, the execution and delivery of this Agreement, the performance by Buyer of its obligations under this Agreement or the completion of the transaction contemplated by this Agreement.

          (vii) OFAC. None of the Buyer or to the knowledge of Buyer any of its underlying beneficial owners has engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C.
Section 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13,244,66 Fed. Reg. 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time ("Anti-Terrorism Order") or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. None of the Buyer to the knowledge of Buyer or any of its underlying beneficial owners is a person described in section 1 of the Anti-Terrorism Order and none of the Buyer or any of its underlying beneficial owners has engaged in any dealings or transactions, or otherwise been associated with any such person.

     (j) SELLER'S REPRESENTATIONS AND WARRANTIES.

          (i) ORGANIZATION AND AUTHORITY. Seller has been duly organized and is validly existing under the laws of Massachusetts. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

          (ii) PENDING ACTIONS. To Seller's knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Seller and Real Property including, without limitation, eminent domain proceedings which (a) relate to and materially and adversely affect the Real Property or (b) which would prohibit the transaction contemplated by this Agreement.

          (iii) CONTRACTS. Seller represents and warrants that, as of the Effective Date, the Contracts listed on Exhibit C attached hereto are all written leasing, management, service, supply and maintenance contracts relating to the Real Property or the Personalty, which will be binding on Buyer.

          (iv) LEASES. There are no leases or occupancy agreements to which Seller is a party affecting the Property.

          (v) FOREIGN PERSON. Neither Seller nor any constituent partner thereof is a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code). Seller shall provide Buyer with an affidavit to this effect at Closing.

          (vi) OFAC. None of the Seller nor to the knowledge of Seller or any of its underlying beneficial owners has engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C.
Section 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13,244,66 Fed. Reg. 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time ("Anti-Terrorism Order") or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. None of the Seller or any of its underlying beneficial owners is a person described in section 1 of the Anti-Terrorism Order and none of the Seller or any of its underlying beneficial owners has engaged in any dealings or transactions, or otherwise been associated with any such person.

          (vii) To the knowledge of Seller, Seller has not received from any governmental authority written notice of any material violation of any zoning, building, fire or health code applicable to and which adversely affects the Real Property that has not been corrected, except as may be reflected by the Documents. To the knowledge of Seller, Seller has delivered or made available to Buyer, complete copies of all title, engineering, environmental and structural reports in Seller's possession or control as set forth on EXHIBIT G.

          (viii) ACTUAL KNOWLEDGE. References to the "knowledge" of Seller and seller's representation, shall refer only to the actual knowledge of Richard A. Covel, Esq., Vice President and General Counsel of Seller, without duty to investigate, provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Richard A. Covel nor on the part of any other employee, officer or director of Seller, on account of any breach of representation or warranty made by Seller herein or on account of any other reason. For all matters hereunder, Buyer agrees to look solely to Seller and the assets of Seller. Such terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.

     (k) MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which is to be deemed an original for all purposes, but all of which shall constitute one and the same instrument.

     (l) SEVERABILITY. If any provision of this Agreement or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     (m) LIMITATION ON SELLER'S LIABILITY. In no event shall Seller, its direct or indirect partners, managers, members, shareholders, owners or affiliates, any officer, director, employee, or agent of the foregoing, or any affiliate or controlling person thereof, have any liability beyond Seller's equity in the Property for any claim, cause of action or other liability arising out of or relating to this Agreement or the Property, whether based on common law, statute, equity or otherwise.

     (n) CONDITIONS PRECEDENT TO CLOSING.

          (i) CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligations of Buyer to purchase the Property from Seller pursuant to the terms and provisions of this Agreement shall be subject to the following conditions, any or all of which may be waived by Buyer in its sole discretion:

               (A) SELLER'S REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Seller in Section 10(j) are true and accurate in all material respects on and as of the Closing Date;

               (B) TITLE TO REAL PROPERTY. On the Closing Date, Seller's title to the Real Property shall be good and clear, record and marketable title free from encumbrances, mortgages, liens, easements, and other matters of record title other than the Permitted Encumbrances; and

               (C) SELLER'S DELIVERIES. On or prior to the Closing Date, Seller shall have delivered to Buyer all of the documents required to be delivered by Seller pursuant to the provisions of Section 7(b)(i).

          (ii) CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligations of Seller to sell the Property to Buyer pursuant to the terms and provisions of this Agreement shall be subject to the following conditions, any or all of which may be waived by Seller in its sole discretion:

               (A) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement;

               (B) Buyer shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 7(b)(ii);

               (C) All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing; and

               (D) Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the date of Closing.

     (o) 1031 EXCHANGE. Buyer may desire to purchase this Property in exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986 (the "Code"), as amended, and the Regulations promulgated thereunder. Seller agrees to cooperate with Buyer, without any cost or expense to Seller, with respect to the same. The purchase or Buyer's obligations hereunder are not conditioned in any way upon the ability of Buyer to successfully exchange the Property pursuant to Section 1031 of the Code.

                            [SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as a sealed instrument effective as of the Effective Date.

                                        SELLER

                                        DYNAMICS RESEARCH CORPORATION,
                                        a Massachusetts corporation


DATE: November 18, 2005                 By: /s/ James P. Regan
      -----------------                     ------------------------------------
                                        Name: James P. Regan
                                              ----------------------------------
                                        Title: Chairman, President and Chief
                                               ---------------------------------
                                               Executive Officer
                                               ---------------------------------


                                        BUYER

                                        Direct Invest Property Acquisition,
                                        L.L.C., a Delaware limited liability
                                        company


DATE: November 18, 2005                 By: /s/ William F. Rand, III
      -----------------                     ------------------------------------
                                        Name: William F. Rand, III
                                              ----------------------------------
                                        Title: Manager
                                               ---------------------------------

                             JOINDER BY ESCROW AGENT

     LandAmerica Title Company, referred to in this Agreement as the "Escrow Agent," hereby acknowledges that it received this Agreement executed by Seller and Buyer on the 1st day of December, 2005, and accepts the obligations of the Escrow Agent as set forth herein. The Escrow Agent further acknowledges that it received the Deposit (subject to collection) on the 1st day of December, 2005. The Escrow Agent hereby agrees to hold and distribute the Deposit in accordance with the terms and provisions of this Agreement.

                                        LandAmerica Title Company


                                        By: /s/ R. Chris Newman
                                            ------------------------------------
                                        Name: R. Chris Newman
                                              ----------------------------------
                                        Title: Commercial Title Officer
                                               ---------------------------------

                                LIST OF EXHIBITS

A - Legal Description of the Land
B - List of Personalty
C - List of Contracts Which will be Binding on Buyer
D - Lease Agreement
E - Bill of Sale, Assignment and Assumption Agreement
F - Certification of Non-Foreign Status
G - Reports Delivered to Buyer

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF THE LAND

That certain parcel of land, with the improvements thereon, situated on Frontage Road in Andover, Essex County, Massachusetts, shown as "Remaining land 17.06 +/- Acres" on a plan entitled "Plan of Land in Andover, Massachusetts, Owner H.F.L. Realty Trust", dated March 26, 1981, revised July 28, 1981, and August 26, 1981, by Port Engineering Assoc., Inc., recorded with the Essex North District Registry of Deeds as Plan No. 8734, bounded and described, according to said plan, as follows:

EASTERLY by Frontage Road, five hundred seventeen and 18/100 (517.18) feet;

SOUTHEASTERLY   by land now or formerly of Raytheon Company, as shown on said plan, two hundred ninety-one and 60/100 (291.60) feet;

SOUTHWESTERLY   by Osgood Street, by five lines measuring, respectively, one hundred thirty and 14/100 (130.14) feet, one hundred
                ninety-eight and 83/100 (198.83) feet, one hundred eighty and
                90/100 (180.90) feet, two hundred and 39/100 (200.39) feet, and eighty-two and 20/100 (82.20) feet;

WESTERLY by Lot A, as shown on said plan, two hundred twenty-three and 98/100 (223.98) feet;

NORTHERLY       by the same, eighty-two and 82/100 (82.82) feet;

WESTERLY        again by the same, two hundred sixty 00/100 (260.00) feet;

NORTHWESTERLY   again by the same, two hundred forty-three and 54/100 (243.54)
                feet;

SOUTHWESTERLY   again by the same, two hundred ninety and 00/100 (290.00) feet;

NORTHERLY       by land now or formerly of Endrock Associates, as shown on said plan, two hundred fifty and 33/100 (250.33) feet;

NORTHEASTERLY   by land of Raytheon Company, as shown on said plan, by three lines measuring, respectively, two hundred forty-two and 55/100
                (242.55) feet, one hundred eighty-nine and 52/100 (189.52) feet, and ninety-eight and 76/100 (98.76) feet;

SOUTHEASTERLY   again by the same, nine and 51/100 (9.51) feet; and

NORTHEASTERLY   again by the same, one hundred fourteen and 02/100 (114.02)
                feet;

Containing 17.06 acres of land, more or less, according to said plan.

     Said Parcel being subject to and with the benefit of the following:

     1. Rights, reservations, conditions and obligations contained in deed of James S. Herscot and Carol Herscot, Trustees of H.F.L. Realty Trust to Research Park Associates dated September 17, 1981 and recorded with the Essex North District Registry of Deeds in Book 1533, Page 234, as affected by Release of Easement dated April 30, 1984 and recorded with said Deeds in Book 1816, Page 254.

     2. Rights and easements granted by Andrew S. Pendleton and Leona M. Pendleton to Lawrence Gas and Electric Company dated January 24, 1942 and recorded with said Deeds in Book 649, Page 43.

     3. Terms and provisions of Restrictive Covenant by James S. Herscot and Carol Herscot, Trustees of H.F.L. Realty Trust with the Town of Andover, dated September 18, 1981 recorded with said Deeds in Book 1533, page 226.

     4. Terms and provisions of Order of Conditions by the Andover Conservation Commission issued to H.F.L. Realty Trust (File #90-220) acknowledged July 7, 1981 and recorded with said Deeds in Book 1533, Page 229, as affected by Certificate of Compliance dated December 14, 1982, recorded with said Deeds in Book 1816, Page 257.

     5. Rights and easements granted by James S. Herscot and Carol Herscot, Trustees of H.F.L. Realty Trust to Research Park Associates by instrument dated May 8, 1984 and recorded with said Deeds in Book 1816, Page 246.

     6. Matters set forth in deed dated May 30, 1984 from James S. Herscot, et al., Trustees of H.F.L. Realty Trust to Dascomb Park Limited Partnership recorded with said Deeds in Book 1816, Page 259.

     7. Terms and provisions of an Amendment to Deed dated June 24, 1985, by and between Research Park Associates and Dascomb Park Limited Partnership, recorded with said Deeds in Book 2057, Page 121.

     8. Reaffirmation Agreement between Grantor and Grantee dated January 22, 1983, recorded with said Deeds in Book 3647, Page 223.

                                    EXHIBIT B

                               LIST OF PERSONALTY

                                      NONE

                                    EXHIBIT C

                LIST OF CONTRACTS WHICH WILL BE BINDING ON BUYER

1.   COMMAIR Maintenance Contract on Computer Room HVAC

2.   COMMAIR Maintenance Contract on Rooftop HVAC

3.   Stanley Elevator Contract

                                    EXHIBIT D

                                 LEASE AGREEMENT

     To be negotiated during Inspection Period and attached at a later date.

                                    EXHIBIT E

                BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT is hereby entered into as of the ____ day of ___________, 2005, by and between DYNAMICS RESEARCH CORPORATION, a Massachusetts corporation ("ASSIGNOR"), and _____________________, a _____________________ ("ASSIGNEE").

     For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1. Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

     (a) All right, title and interest of Assignor in and to all tangible personal property ("PERSONALTY") set forth in the inventory on Exhibit A attached hereto and made a part hereof, and located on and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of Essex, Commonwealth of Massachusetts, as more particularly described in Exhibit B attached hereto and made a part hereof ("REAL PROPERTY"), but excluding tangible personal property owned or leased by Assignor's property manager.

     (b) To the extent assignable, all right, title and interest in and to those certain contracts set forth on Exhibit D attached hereto and made a part hereof (collectively, the "ASSUMED CONTRACTS").

     2. This Bill of Sale, Assignment and Assumption Agreement is given pursuant to that certain Purchase and Sale Agreement (the "AGREEMENT") dated as of _____________, 2005 between Assignor and <>, providing for, among other things, the conveyance of the Personalty and the Assumed Contracts.

     3. As set forth in Section 3(e) of the Agreement, but subject to the representations and warranties of Seller expressly set forth in the Agreement, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE COMMONWEALTH OF MASSACHUSETTS UNIFORM COMMERCIAL CODE.

     4. Assignee hereby accepts the assignment of the Personalty and the Assumed and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations arising thereunder from and after the date hereof.

     5. Assignee agrees to indemnify, defend and hold harmless Assignor from any loss, injury, claim, cost, liability, damage or expense (including reasonable attorneys' fees) arising out of or relating to Assignee's failure to perform any of the obligations under the Assumed Contracts arising from and accruing on or after the date hereof.

     6. Assignor agrees to indemnify and hold harmless Assignee from any loss, injury, liability, claim, cost, damage or expense (including reasonable attorneys' fees) arising out of or relating to Assignor's failure to perform any of the obligations of Assignor under the Assumed Contracts to the extent accruing prior to the date hereof.

     7. This Bill of Sale, Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale Assignment and Assumption Agreement as a sealed instrument as of the date first above written.

                                        ASSIGNOR:

                                        DYNAMICS RESEARCH CORPORATION, a
                                        Massachusetts corporation


DATE:              , 2005               By:
      --------- ---                         ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ASSIGNEE:


DATE:              , 2005               <>, <>
      --------- ---


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT F

                       CERTIFICATION OF NON-FOREIGN STATUS

     Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the transferee, DIRECTINVEST -- 60 FRONTAGE, LLC, a Delaware limited liability company that withholding tax is not required upon the disposition of a United States real property interest by Dynamics Research Corporation, a Massachusetts corporation, ("SELLER"), the undersigned hereby certifies the following on behalf of Seller:

     1. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations promulgated pursuant thereto);

     2. Seller's United States Employer Identification Number is:
04-2211809; and

     3. Seller's office address is: 60 Frontage Road, Andover, Massachusetts 01810, Attention: Richard A. Covel, Esq.

     4. Seller understands that this Certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this Certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

EXECUTED this 28th day of December, 2005

                                        ASSIGNOR:

                                        DYNAMICS RESEARCH CORPORATION, a
                                        Massachusetts corporation


                                        By: /s/ James P. Regan
                                            ------------------------------------
                                        Name: James P. Regan
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------

                                    EXHIBIT G

                           REPORTS DELIVERED TO BUYER

3. YTD (through 9/26/05) 2005 Operating statement with full year 2005 budget and 2004 operating statement.

4. Tax Bills and evidence of payment (where available) for April 2003, April 2004, April 2005 and 2 quarters of year ending April 2006.

5.   ALTA survey dated 1/13/93

6.   Limited Removal Action Prepared by Enpro Services October 1999

7.   Limited Environmental Site Assessment prepared by Enpro Services January
     1993.

8.   Title Insurance Surveyor's Report, January 13, 1993

9. Endorsement Attached to and forming a part of Policy Number 30 3104 107 00000441, Ticor Title Insurance Company.

10.  Ticor Title Insurance Policy No 30 3104 107 00000412

11.  LCT Associates Structural Engineering Inspections report, 12/16/1992

12.  Deed

13. Certificate of Use and Occupancy - Phase 8 dated 3/22/05. Remaining Phase Certificates previously provided to CBRE

14. COMMAIR March 12, 2004 Maintenance Inspection Report (HVAC). Other inspection reports previously provided to CBRE.

15.  COMMAIR proposal for Replacement of Rooftop Units dated 1/14/2005 (two)

16.  6 months of maintenance slips from COMMAIR (Apri 05 - 10/05)

17.  Warranty from Chaffee Industrial Roofing dated 3/12/04.

18. Cummins Northeast Planned Maintenance Agreement dated 12/8/04 (generator). Agreements with HVAC, computer room and rooftop vendors previously submitted to CBRE.

19. Copy of St. Paul Fire and Marine Insurance Policy No. TE09002148 (Property, General Liability and Umbrella)

20.  Copies of 2005 quarterly Invoices for Policy No TE09002148

21.  St. Paul Property Assessment dated 10/17/2003

22.  DRC response to St. Paul Property Assessment dated 4/11/2004

23.  COMMAIR Maintenance Contract on Computer Room HVAC

24.  COMMAIR Maintenance Contract on Rooftop HVAC

25. Quitclaim Deed dated 9/17/81 and email dated 7/30/2004 regarding rights and easement

26. General Electric AV-Line Switchboards Installation and Maintenance Instructions (more detail available if needed)

27. General Electric Ground Break System Installation Instructions (more detail available if needed)

28. Instructions for 30-400 Amp Electromechanical Logic, Single Panel Transfer Switch (Effective October, 1983)

29.  Cummins Generator Specifications

30.  Viking Sprinkler System Data (for Computer Room)

31.  Silent Knight 5499 Distributed Power Module Installation Manual (Fire
     System)

32.  Certificates of Occupancy Building Renovation Phases 1-9